UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 15, 2016

Xtant Medical Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34951	20-5313323
(Commission File Number)	(IRS Employer Identification No.)

664 Cruiser Lane
Belgrade, Montana	59714
(Address of Principal Executive Offices)	(Zip Code)

(406) 388-0480
(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

On June 16, 2016, Xtant Medical Holdings, Inc. (the “Company,” “we,” “us,” or “our”) announced that Jon Wickwire and David Goodman, M.D. have voluntarily resigned from their positions as members of the Company’s Board of Directors (the “Board”), effective July 2, 2016. Messrs. Wickwire’s and Goodman’s decisions to resign did not result from any disagreement with the Company, the Company’s management, or the Board.

Departure of Principal Officer

On June 16, 2016, the Company announced that David L. Kirschman, M.D. has voluntarily resigned from his position as Executive Vice President and Chief Scientific Officer of the Company, effective July 2, 2016. Dr. Kirschman’s decision to resign did not result from any disagreement with the Company, the Company’s management, or the Board. Dr. Kirschman will continue to serve as a Class II director of the Board.

Appointment of Directors

Effective July 2, 2016, the Board appointed Paul R. Buckman, Eric B. Timko and Rudy A. Mazzocchi to serve on the Board. Messrs. Buckman, Timko and Mazzocchi were appointed to fill vacancies caused by the expansion of our Board from seven to eight directors and from the resignations of Messrs. Wickwire and Goodman. Mr. Buckman will serve as a Class I director until our annual stockholders’ meeting proposed to be held in 2018, and until his successor is elected and qualified. Mr. Timko will serve as a Class I director until our annual stockholders’ meeting proposed to be held in 2018, and until his successor is elected and qualified. Mr. Mazzocchi will serve as a Class III director until our annual stockholders’ meeting proposed to be held in 2017, and until his successor is elected and qualified.

The Board affirmatively determined that Messrs. Buckman, Timko and Mazzocchi qualify as independent directors. Messrs. Buckman and Mazzocchi have been appointed to serve on the Audit Committee, Messrs. Buckman (chair) and Timko have been appointed to serve on the Compensation Committee, Messrs. Timko and Mazzocchi have been appointed to serve on the Nominations and Corporate Governance Committee and Messrs. Buckman, Timko and Mazzocchi have been appointed to serve on the Business Development Committee

Paul R. Buckman, age 60, has served as chief executive officer of Conventus Orthopaedics, a Minnesota-based company specializing in peri-articular bone fracture fixation, since September 2013. Mr. Buckman was chief executive officer of Sentreheart, Inc., a medical technology company focused on closure of various anatomic structures, from February 2012 to September 2013. Previously, Mr. Buckman served as chief executive officer of Pathway Medical Technologies, Inc., a medical device company focused on treatment of peripheral arterial disease, from September 2008 to February 2012; as chief executive officer of Devax, Inc., a developer and manufacturer of drug eluting stents, from December 2006 to September 2008; as president of the cardiology division of St. Jude Medical, Inc., a diversified medical products company, from August 2004 to December 2006; and as chairman of the board of directors and chief executive officer of ev3, LLC, a Minnesota-based medical device company focused on endovascular therapies that Mr. Buckman founded and developed into an $80 million business, from January 2001 to January 2004. Mr. Buckman has worked in the medical device industry for over 30 years, including 10 years at Scimed Life Systems, Inc. and Boston Scientific Corporation, where he held several executive positions before becoming president of the cardiology division of Boston Scientific in January 2000. Mr. Buckman also currently serves as a business advisory board member for Bio Star Ventures, and as a director for Conventus Orthopaedics, Ablative Solutions, Inc., Pathway Medical Technologies (where he also served as chairman of the board of directors from December 2006 to September 2008) and Caisson Interventional, LLC. Since February 2011, Mr. Buckman has served as a director of Sunshine Heart, Inc. He previously served as a director of Velocimed, Inc., where he was a co-founder, EndiCor, Inc., Microvena, Inc., and Micro Therapeutics, Inc. Mr. Buckman received his B.A. and M.B.A from Western Michigan University. Mr. Buckman’s qualifications to serve on the Board include his extensive experience in the management of medical device companies, including his collective 13 years of experience in chief executive officer roles and four years of experience in divisional president roles.

Eric B. Timko, age 50, has over 25 years in the medical industry, most recently serving as Chief Executive Officer of Blue Belt Technologies, a company that was acquired by Smith & Nephew earlier this year. Prior to joining Blue Belt, Mr. Timko was the President and Chief Executive Officer of NeuroVasx, Inc., a Minneapolis-based company developing a unique therapeutic device to treat hemorrhagic stroke. Previously, he served as President of Carl Zeiss Surgical, Inc., and as Vice President of Siemens Medical Systems, Inc. Mr. Timko possesses a proven track record in building an effective and profitable sales and distribution organization and he brings vast experience in medical technologies at both the start-up and commercial stages.

Mr. Mazzocchi, age 57, is Chief Executive Officer of ELENZA, Inc., a company developing the world’s first electronic “AutoFocal” Intraocular Lens, a position he has held since 2010, and currently serves as Executive Chairman of Establishment Labs, a leading manufacturer of implantable medical devices in San Jose, Costa Rica. From 2008 to 2010, he was President and Chief Executive Officer of NovaVision, Inc., a neuro-ophthalmology device company specializing in non-invasive photic neurostimulation to restore vision. From 2005 to 2008, Mr. Mazzocchi served as Managing Director of Accuitive Medical Ventures, a venture capital fund established to finance and develop early and expansion stage medical device and technology companies. He also served as President and Chief Executive Officer of Image-Guided NEUROLOGICS from 1998 to 2005. Prior to that, Mr. Mazzocchi was the co-founder and Director of Vascular Science and founding-Chief Executive Officer of MICROVENA Corporation, eventually known as eV3, and served in numerous management and operations roles at Cook Critical Care, an operating division of COOK, Inc. He also previously served as Chairman of Cytogenesis in 2000 to 2003, as well as director of Greatbatch, Inc. from 2012 to 2014. Mr. Mazzocchi received his B.S. in Life Sciences/Biochemistry from the University of Pittsburgh, and completed graduate studies in biophysics at the University of California, Los Angeles. Mazzocchi brings 27 years of experience in the medical device industry in operations and general management roles and has extensive background and experience in the medical device industry.

There are no arrangements or understandings between Messrs. Buckman, Timko and Mazzocchi and any other person pursuant to which Messrs. Buckman, Timko and Mazzocchi were elected as one of our directors. We are not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Messrs. Buckman, Timko and Mazzocchi will be compensated for their service on our Board as follows: (i) an annual base retainer of $40,000 payable in cash; (ii) an additional $40,000 payable 100% in the form of restricted stock units of the Company or options to purchase the Company’s common stock; (iii) if the director serves as Chairman of the Board, an additional $20,000 payable in cash; (iv) if the director serves as Chairman of a Committee of the Board, the following additional amounts will be payable in cash: $12,500 for service as the Chairman of the Audit Committee; $12,500 for service as the Chairman of the Business Development Committee; $10,000 for service as the Chairman of the Compensation Committee; and $10,000 for service as the Chairman of the Nominations and Governance Committee; (v) if the director serves on a Committee of the Board, the following additional amounts will be payable in cash: $5,000 for service on the Audit Committee; $5,000 for service on the Business Development Committee, $4,000 for service on the Compensation Committee; and $4,000 for service on the Nominations and Governance Committee; (vi) if the director serves on a Special Committee of the Board, any additional compensation for such service will be set at that time by the Board; and (vii) the director will receive an additional $1,500 per day for service at any meeting or other Board service (as may be approved from time). Based on each director’s expected participation in the Board, it is expected that the new directors will receive annual compensation, which includes cash and the value of any common stock, restricted units or options of the Company, as follows: Mr. Buckman will receive approximately $104,000.00, Mr. Timko will receive approximately $93,000.00 and Mr. Mazzocchi will receive approximately $94,000.00.

A press release announcing Messrs. Buckman, Timko and Mazzocchi’s appointment is attached hereto as Exhibit 99.1.

Item 5.07.       Submission of Matters to a Vote of Security Holders.

We held our annual meeting of stockholders at 8:00 a.m. Eastern Time on June 15, 2016, at the Hilton Garden Inn, Dayton South/Austin Landing, 12000 Innovation Drive, Dayton, Ohio 45342, to vote on the following matters:

1.	Election of Class II Directors

Stockholders elected the following Class II directors to the Board to serve until the 2019 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified:

Nominee	For	Withheld
Kent Swanson	4,965,907	114,725
John Deedrick	5,015,469	65,163
David L. Kirschman, M.D.	5,007,578	73,054

2.	Ratification of the Company’s Independent Auditors

Stockholders ratified the appointment of EKS&H LLLP as the independent auditors of the Company for the fiscal year ended December 31, 2016, in accordance with the voting results listed below:

For	Against	Abstain
8,701,227	4,392	9,082

3.	First Amendment to the Amended and Restated Xtant Medical Equity Incentive Plan

Stockholders approved the First Amendment to the Amended and Restated Xtant Medical Equity Incentive Plan (the “Plan”) to increase the number of shares of common stock authorized for issuance under the Plan from 1,400,000 shares to 1,900,000 shares, in accordance with the voting results listed below:

For	Against	Abstain
4,817,668	167,289	95,675

4.	Advisory Vote on Compensation of Named Executive Officers

Stockholders advised us they approve of the compensation paid to our named executive officers, according to the voting results listed below:

For	Against	Abstain
4,787,970	130,819	161,843

Item 9.01.       Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release, dated June 16, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2016
XTANT MEDICAL HOLDINGS, INC.

By: /s/ John Gandolfo
Name: John Gandolfo
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated June 16, 2016.